Exhibit h(6)

FEE WAIVER AGREEMENT

This FEE WAIVER AGREEMENT is dated as of August 17, 2015, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas corporation (the “Adviser”), and VALIC COMPANY I, a Maryland corporation (the “Corporation”).

WITNESSETH:

WHEREAS, the Adviser and the Corporation are parties to an Investment Advisory Agreement, dated January 1, 2002 (as amended from time to time, the “Advisory Agreement”), pursuant to which the Adviser serves as the investment adviser to the Health Sciences Fund (the “Fund”), a series of the Corporation; and

WHEREAS, the Corporation, on behalf of the Fund, pays the Adviser as compensation for services provided to the Fund, a management fee at the annual rates set forth in the Advisory Agreement; and

WHEREAS, the Adviser has agreed to waive a portion of its fees under the Advisory Agreement with respect to the Fund, in the amounts set forth herein.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1. The Adviser shall waive its fees under the Advisory Agreement with respect to the Fund so that the advisory fee payable by the Fund is equal to: (a) 0.97% of the Fund’s average daily net assets when the Fund’s assets are between $700 million and $750 million; and (b) 0.94% of the Fund’s net average daily net assets when the Fund’s assets exceed $750 million (the “Advisory Fee Waiver”).

2. This Fee Waiver Agreement shall continue in effect with respect to the Fund until September 30, 2016, and from year to year thereafter provided such continuance is agreed to by the Adviser and approved by a majority of the Directors of the Corporation who (i) are not “interested persons” of the Corporation or the Adviser, as defined in the Investment Company Act of 1940, as amended, and (ii) have no direct or indirect financial interest in the operation of this Fee Waiver Agreement. Upon termination of the Advisory Agreement with respect to the Fund, or upon termination of the Investment Sub-Advisory Agreement between the Adviser and T. Rowe Price Associates, Inc. with respect to the Fund, this Fee Waiver Agreement shall automatically terminate with respect to the Fund.

3. This Fee Waiver Agreement shall be construed in accordance with the laws of the State of Texas.

4. This Fee Waiver Agreement may be amended by mutual consent of the parties hereto in writing.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Fee Waiver Agreement as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	/s/ Eric Levy
Name:	Eric Levy
Title:	Executive Vice President

VALIC COMPANY I, on behalf of the Health Sciences Fund, a series thereof

By:	/s/ Greg Kingston
Name:	Greg Kingston
Title:	Treasurer and Principal Financial Officer